SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2 )*

METROPCS COMMUNICATIONS, INC.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

591708102
(CUSIP Number)

December 31, 2010
(Date of Events which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  591708102

1	name of reporting person M/C Venture Investors L.L.C.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Massachusetts
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 1,362,256
	7	sole dispositive power 0
	8	shared dispositive power 1,362,256
9	aggregate amount beneficially owned by each reporting person 1,362,256
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.4%
12	type or report person (See instructions) OO

CUSIP No.  591708102

1	name of reporting person M/C Venture Partners IV, L.P.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Delaware
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 4,463,970
	7	sole dispositive power 0
	8	shared dispositive power 4,463,970
9	aggregate amount beneficially owned by each reporting person 4,463,970
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 1.3%
12	type or report person (See instructions) PN

CUSIP No.  591708102

1	name of reporting person M/C VP IV LLC
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Massachusetts
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 4,463,970
	7	sole dispositive power 0
	8	shared dispositive power 4,463,970
9	aggregate amount beneficially owned by each reporting person 4,463,970
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 1.3%
12	type or report person (See instructions) OO

CUSIP No.  591708102

1	name of reporting person M/C Venture Partners V, L.P.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Delaware
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 10,813,206
	7	sole dispositive power 0
	8	shared dispositive power 10,813,206
9	aggregate amount beneficially owned by each reporting person 10,813,206
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.1%
12	type or report person (See instructions) PN

CUSIP No.  591708102

1	name of reporting person M/C VP V LLC
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Massachusetts
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 10,813,206
	7	sole dispositive power 0
	8	shared dispositive power 10,813,206
9	aggregate amount beneficially owned by each reporting person 10,813,206
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.1%
12	type or report person (See instructions) OO

CUSIP No.  591708102

1	name of reporting person M/C Venture Partners VI, L.P.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Delaware
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 630,555
	7	sole dispositive power 0
	8	shared dispositive power 630,555
9	aggregate amount beneficially owned by each reporting person 630,555
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type or report person (See instructions) PN

CUSIP No.  591708102

1	name of reporting person M/C VP VI, L.P.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Delaware
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 630,555
	7	sole dispositive power 0
	8	shared dispositive power 630,555
9	aggregate amount beneficially owned by each reporting person 630,555
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type or report person (See instructions) PN

1	name of reporting person M/C Venture Partners, LLC
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Delaware
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 630,555
	7	sole dispositive power 0
	8	shared dispositive power 630,555
9	aggregate amount beneficially owned by each reporting person 630,555
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type or report person (See instructions) OO

CUSIP No.  591708102

1	name of reporting person Chestnut Venture Partners, L.P.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Delaware
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 713,132
	7	sole dispositive power 0
	8	shared dispositive power 713,132
9	aggregate amount beneficially owned by each reporting person 713,132
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type or report person (See instructions) PN

CUSIP No.  591708102

1	name of reporting person Chestnut Street Partners, Inc.
2	check the appropriate box if a member of the group (See instructions) (a) ☐ (b) ☐
3	sec use only
4	citizenship or place of organization Massachusetts
number of shares beneficially owned by each reporting	5	sole voting power 0
person with	6	shared voting power 713,132
	7	sole dispositive power 0
	8	shared dispositive power 713,132
9	aggregate amount beneficially owned by each reporting person 713,132
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type or report person (See instructions) CO

CUSIP No.  591708102

The purpose of this Amendment No. 2 to Schedule 13G (this “Amendment”) is to report the disposition of Company Common Stock by four of the Reporting Persons (as defined below), M/C Venture Partners IV, L.P., M/C Venture Partners V, L.P., M/C Venture Investors L.L.C. and Chestnut Venture Partners, L.P., during the 2010 fiscal year.  This Amendment amends the Schedule 13G filed by the Reporting Persons on February 14, 2008, as amended on February 11, 2009 (the “Schedule 13G,” and as amended by this Amendment, the “Statement”).

Pursuant to Rule 13d-1(k)(1)-(2) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”), the undersigned hereby file this Statement on behalf of each of the following entities:

(i) M/C Venture Investors L.L.C. (“MVI”), a Massachusetts limited liability company.

(ii) M/C Venture Partners IV, L.P. (“Fund IV”), a Delaware limited partnership.

(iii) M/C Venture Partners V, L.P. (“Fund V”), a Delaware limited partnership.

(iv)  M/C Venture Partners VI, L.P. (“Fund VI”), a Delaware limited partnership

(v) Chestnut Venture Partners, L.P. (“Chestnut” and together with MVI, Fund IV, Fund V and Fund VI, the “Funds”), a Delaware limited partnership.

(vi) M/C VP IV LLC (“GP IV”), a Massachusetts limited liability company.

(vii) M/C VP V LLC (“GP V”), a Massachusetts limited liability company.

(viii) M/C VP VI, L.P. (“GP VI”), a Delaware limited partnership.

(ix)  M/C Venture Partners, LLC (“MVP”), a Delaware limited liability company.

(x) Chestnut Street Partners, Inc. (“Chestnut GP” and together with GP IV, GP V, GP VI and MVP, the “General Partners” and each of the Funds and each of the General Partners, a “Reporting Person”), a Massachusetts corporation.

Each of the Funds is an investment fund principally engaged in the business of making private equity and other investments. Each of the General Partners is principally engaged in the business of making investments for, and acting as general partner or other authorized person of, investment funds engaged in private equity and other investments.  The business address of each Reporting Person is c/o M/C Venture Partners, 75 State Street, Suite 2500, Boston, Massachusetts 02109.  GP IV is the sole general partner of Fund IV; GP V is the sole general partner of Fund V; GP VI is the sole general partner of Fund VI;  MVP is the sole general partner of GP VI; and Chestnut GP is the sole general partner of Chestnut.

The Reporting Persons are making this single, joint filing, because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act.  Pursuant to Rule 13d-4, each of the Reporting Persons disclaims beneficial ownership of the securities reflected herein and declares that this Statement shall not be construed as an admission that such person is the beneficial owner of any securities covered hereby.

Item 1.

(a)     Name of Issuer:
MetroPCS Communications, Inc.

(b)     Address of Issuer's Principal Executive Offices:
2250 Lakeside Blvd.
Richardson, Texas 75082

CUSIP No.  591708102

Item 2.

(a)     Name of Persons Filing:

M/C Venture Investors L.L.C.
M/C Venture Partners IV, L.P.
M/C VP IV LLC
M/C Venture Partners V, L.P.
M/C VP V LLC
M/C Venture Partners VI, L.P.
M/C VP VI, L.P.
M/C Venture Partners, LLC
Chestnut Venture Partners, L.P.
Chestnut Street Partners, Inc.

(b)     Address of Principal Business Office, or if None, Residence:
The principal address of each Reporting Person is 75 State Street, Suite 2500, Boston, Massachusetts 02109.

(c)     Citizenship:

M/C Venture Investors L.L.C.	Massachusetts
M/C Venture Partners IV, L.P.	Delaware
M/C VP IV LLC	Massachusetts
M/C Venture Partners V, L.P.	Delaware
M/C VP V LLC	Massachusetts
M/C Venture Partners VI, L.P.	Delaware
M/C VP VI, L.P.	Delaware
M/C Venture Partners, LLC	Delaware
Chestnut Venture Partners, L.P.	Delaware
Chestnut Street Partners, Inc.	Massachusetts

(d)      Title of Class of Securities:
Common Stock, par value $0.0001 per share.

(e)      CUSIP Number:
591708102

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Act.
(c)	☐	Insurance company as defined in Section 13(a)(19) of the Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940.
(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with § 240.13d- 1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Not Applicable.

CUSIP No.  591708102

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)         Amount beneficially owned:

M/C Venture Investors L.L.C.	1,362,256
M/C Venture Partners IV, L.P.	4,463,970
M/C VP IV LLC	4,463,970
M/C Venture Partners V, L.P.	10,813,206
M/C VP V LLC	10,813,206
M/C Venture Partners VI, L.P.	630,555
M/C VP VI, L.P.	630,555
M/C Venture Partners, LLC	630,555
Chestnut Venture Partners, L.P.	713,132
Chestnut Street Partners, Inc.	713,132

(b)         Percent of class:
M/C Venture Investors L.L.C.	0.4%
M/C Venture Partners IV, L.P.	1.3%
M/C VP IV LLC	1.3%
M/C Venture Partners V, L.P.	3.1%
M/C VP V LLC	3.1%
M/C Venture Partners VI, L.P.	0.2%
M/C VP VI, L.P.	0.2%
M/C Venture Partners, LLC	0.2%
Chestnut Venture Partners, L.P.	0.2%
Chestnut Street Partners, Inc.	0.2%

(c)         Number of shares as to which such person has:

(i)         Sole power to vote or direct the vote
M/C Venture Investors L.L.C.	0
M/C Venture Partners IV, L.P.	0
M/C Venture Partners V, L.P.	0
M/C Venture Partners VI, L.P.	0
M/C VP IV LLC	0
M/C VP V LLC	0
M/C VP VI, L.P.	0
M/C Venture Partners, LLC	0
Chestnut Venture Partners, L.P.	0
Chestnut Street Partners, Inc.	0

(ii)         Shared power to vote or to direct the vote
M/C Venture Investors L.L.C.	1,362,256
M/C Venture Partners IV, L.P.	4,463,970
M/C VP IV LLC	4,463,970
M/C Venture Partners V, L.P.	10,813,206
M/C VP V LLC	10,813,206
M/C Venture Partners VI, L.P.	630,555
M/C VP VI, L.P.	630,555
M/C Venture Partners, LLC	630,555
Chestnut Venture Partners, L.P.	713,132
Chestnut Street Partners, Inc.	713,132

CUSIP No.  591708102

(iii)  Sole power to dispose or to direct the disposition of
M/C Venture Investors L.L.C.	0
M/C Venture Partners IV, L.P.	0
M/C VP IV LLC	0
M/C Venture Partners V, L.P.	0
M/C VP V LLC	0
M/C Venture Partners VI, L.P.	0
M/C VP VI, L.P.	0
M/C Venture Partners, LLC	0
Chestnut Venture Partners, L.P.	0
Chestnut Street Partners, Inc.	0

(iv)   Shared power to dispose or to direct the disposition of
M/C Venture Investors L.L.C.	1,362,256
M/C Venture Partners IV, L.P.	4,463,970
M/C VP IV LLC	4,463,970
M/C Venture Partners V, L.P.	10,813,206
M/C VP V LLC	10,813,206
M/C Venture Partners VI, L.P.	630,555
M/C VP VI, L.P.	630,555
M/C Venture Partners, LLC	630,555
Chestnut Venture Partners, L.P.	713,132
Chestnut Street Partners, Inc.	713,132

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not Applicable.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           February 7, 2011

M/C VENTURE INVESTORS L.L.C.

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS IV, L.P.
By: M/C VP IV LLC, its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VP IV LLC

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS V, L.P.
By: M/C VP V LLC, its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VP V LLC

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS VI, L.P.
By: M/C VP VI, L.P., its General Partner
By: M/C Venture Partners, LLC, its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VP VI, L.P.

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS, LLC

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

CHESTNUT VENTURE PARTNERS, L.P.
By: CHESTNUT STREET PARTNERS, INC., its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Vice President

CHESTNUT STREET PARTNERS, INC.

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Vice President

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, as of February 7, 2011, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a Statement on Schedule 13G, including amendments thereto (the “Schedule 13G”) with respect to common stock, par value $0.0001 per share, of MetroPCS Communications, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to the Schedule 13G provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date first written above.

M/C VENTURE INVESTORS L.L.C.

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS IV, L.P.
By: M/C VP IV LLC, its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VP IV LLC

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS V, L.P.
By: M/C VP V LLC, its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VP V LLC

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS VI, L.P.
By: M/C VP VI, L.P., its General Partner
By: M/C Venture Partners, LLC, its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VP VI, L.P.

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

M/C VENTURE PARTNERS, LLC

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Manager

CHESTNUT VENTURE PARTNERS, L.P.
By: CHESTNUT STREET PARTNERS, INC., its General Partner

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Vice President

CHESTNUT STREET PARTNERS, INC.

By:	/s/ James F. Wade
Name:	James F. Wade
Title:	Vice President